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                                                                    Exhibit 99.1

 WRC LOGO     WRC Media Inc.
              512 Seventh Avenue
              22nd Floor
              New York, NY  10018



CONTACT:          Richard Nota
                  WRC Media Inc.
                  212-768-1150
                  Fax 212-768-1887
                  rnota@wrcmedia.com
                  www.wrcmedia.com


For Immediate Release


WRC MEDIA INC., A LEADING SUPPLEMENTAL EDUCATION PUBLISHER, SECURES FINANCIAL
      LIQUIDITY BY CLOSING $145 MILLION SENIOR SECOND-LIEN CREDIT FACILITY


New York, NY, March 31, 2004 - WRC Media Inc. ("WRC" or the "Company") announced today that it has successfully closed a $145 million senior second-lien credit facility (the "Second-Lien Facility"), and significantly amended the credit agreement of its existing senior credit facility (the "First-Lien Facility"). The Company has used the proceeds from the Second-Lien Facility to refinance in full all term loans outstanding under the First-Lien Facility, to pay down all borrowings under its revolving credit facility and to pay fees and expenses related to the transactions, and will keep the balance available for general corporate purposes. These transactions have resulted in $32 million in available cash and revolving loans.

Martin Kenney, Chief Executive Officer of WRC, said: "This financing solidifies our liquidity position and allows us to further invest in successful products, services and people. It will enable us to stay a market leader by providing multiple media solutions to learners, teachers, parents and administrators."

The Second-Lien Facility, which matures in March 2009, contains only one financial covenant, a maximum ratio of senior secured debt to trailing EBITDA (the "Senior Leverage Ratio") not to exceed 4.25:1.00 for any fiscal quarter, except for the fiscal quarter ended June 30, 2005, for which the Senior Leverage Ratio may not exceed 4.50:1.00.



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The First-Lien Facility now also has only one financial covenant, a Senior
Leverage Ratio not to exceed 4.00:1.00 for any fiscal quarter, except the fiscal quarter ended June 30, 2005, for which the Senior Leverage Ratio may not exceed 4.25:1.00. The maturity of the First-Lien Facility has been extended from November 2005 to December 2008.

About WRC Media:

                                  * * * * * * *

WRC Media Inc., a leading publishing and media company, creates and distributes innovative supplementary educational materials for the school, library, and home markets. WRC Media's product suite includes some of the best-known brands in education, recognized for their consistent high quality and proven effectiveness. WRC Media Inc. operates in one industry segment, educational publishing organized in five principal operating units:

       AGS(R) is a leader in producing highly reliable and valid behavior, ability, achievement, and speech-language assessments for all ages. The company also publishes a variety of high-interest, low-reading-level textbooks for middle and high school students, as well as curriculum-based assessment software and test preparation programs.

       CompassLearning(TM) is the leader in research-driven, standards-based innovative-learning solutions that provide choices to help teachers manage student performance, personalize learning, and connect communities of learners. With over 7,000 hours of curriculum and instruction, more than 20,000 schools use CompassLearning(TM) solutions.

       World Almanac Education Group, Inc. publishes the World Almanac(R), the World Almanac for Kids, Facts On File(R) news periodicals and Internet services, Gareth Stevens books, and the Funk & Wagnalls(R) encyclopedia. The company distributes high quality print and electronic education materials to schools and libraries.

       Weekly Reader Corporation publishes Weekly Reader(R) periodicals serving over 7 million school children. It also publishes other branded periodicals and instructional materials, including Teen Newsweek(R), published for middle and high school students.


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       WRC Consumer and Sponsored Publishing includes the company's custom educational publishing company, Lifetime Learning Systems(R) (Lifetime). Lifetime Learning Systems is the recognized leader in developing customized educational programs. Lifetime's programs are customized for sponsors; including corporations, nonprofit associations and government agencies that have the need to cost effectively convey important public relations and marketing messages to targeted audiences. The mission of WRC Consumer and Sponsored Publishing is to continue grow WRC Media sales. It will mine the value of our brands and grow our consumer business through alternative outlets and alliances.

Information in this press release may contain forward-looking statements, including statements regarding our expectations, beliefs, intentions or strategies that involve a number of risks, uncertainties, and assumptions. Should any of the risks or uncertainties develop into actual events, or our assumptions prove to be inaccurate, actual outcomes and results could differ materially from what is expressed in such forward-looking statements and these developments or inaccuracies could materially and adversely affect our business, financial condition and results of operations. Risks and uncertainties relating to WRC Media's and its subsidiaries' businesses are set forth in the documents and reports filed from time to time with the Securities and Exchange Commission.

Additional links:
www.wrcmedia.com
www.agsnet.com
www.compasslearning.com
www.weeklyreader.com
www.worldalmanac.com
www.worldalmanacforkids.com
www.facts.com
www.wae.cc
www.childu.com
www.garethstevens.com
www.thinkbox.com
www.lls-online.com

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